EXHIBIT 11.1

(Exhibit 1A-11 to Form 1-A)

INDEPENDENT AUDITOR'S CONSENT

I, Zhang Jun Xia, hereby consent to the inclusion in this Offering Statement of Power Ultra Inc. (the "Company") on Form 1-A of my independent auditor's report(s) dated August 3, 2026 which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to the financial statements of Power Ultra Inc. as of and for the period from November 21, 2025 to July 31, 2026, and the related notes to the financial statements for its Regulation A offering, which report appears in this Offering Statement.

/s/ Zhang Jun Xia
Name: Zhang Jun Xia
I have served as the Company's auditor since November 21, 2025, the date of the Company's incorporation.
July 31, 2026
Hong Kong